SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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WILSHIRE ENTERPRISES, INC.
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Dear Shareholders:

In the past year we have made significant progress in our strategy to maximize shareholder value. By bringing to bear our experience, our real estate skills, and our in-depth knowledge of local markets, we were able to sell several of our non-core assets at favorable prices and reposition many of our other properties to enhance their value. Now, as we pledged we would do, we are pursuing an aggressive effort to sell or merge our business. We are confident that our investment of time and effort will yield more value for our shareholders than would otherwise have been possible.

Our performance justifies our confidence. The extraordinary cash dividend of $3.00 per share the Company paid to its shareholders on June 29, 2006 is only one measure of our success. Over the five year period ended December 31, 2006, an investment in Wilshire yielded a cumulative total return-capital appreciation plus the extraordinary dividend-of approximately 121%, substantially exceeding the cumulative total return on the Russell 3000 index and the S&P Composite over the same period.

------------------------ FISCAL YEAR ENDING------------------------
COMPANY/INDEX/MARKET	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005	12/29/2006

Wilshire Enterprises	100.00	110.90	195.51	208.33	249.68	221.26
Russell 3000 Index	100.00	77.19	99.37	109.39	114.06	129.80
S&P Composite	100.00	77.90	100.25	111.15	116.61	135.03

We are proud of this past performance, and are working diligently to build even more value for our shareholders.

We have made carefully targeted investments in our real estate portfolio this past year to increase the competitiveness of the properties, improve net operating income, and increase value. These investments include completion of a significant phase in the upgrade of our Amboy Tower property in New Jersey; interior renovation of The Royal Mall Plaza office and retail complex in Arizona; the acquisition of property which improves access to the vacant 17.32 acre parcel zoned for multi-family units adjacent to the Company's Alpine Apartments complex, making the vacant property more conducive to a major condominium development; and completion of preliminary construction plans for the conversion of our apartment complex in Tucson, Arizona to age-restricted housing, which can support higher rents.

Since 2003 when we initiated our plan to maximize shareholder value, net proceeds from asset sales have exceeded $31 million. In the last year alone, Wilshire sold a hotel (the Wilshire Grand Hotel in New Jersey), an apartment complex, our only property in Georgia (the Twelve Oaks apartment complex in Riverdale), undeveloped land (in Lake Hopatcong, New Jersey), and 3 condominium units (at Jefferson Gardens in New Jersey) for total net proceeds of more than $7 million, a result we believe was considerably enhanced by our successful efforts to properly position these assets for the market. With these sales, the Company now owns a more geographically concentrated, homogeneous, and higher quality portfolio with greater upside potential than ever before.

Consistent with our strategy, the Company’s investment banker, Friedman, Billings, Ramsey & Co., Inc., recently began circulating to interested parties an information memorandum concerning the potential sale or merger of Wilshire Enterprises. While we cannot assure you that this effort will be successful, we can assure you that we will vigorously explore all strategic alternatives to maximize shareholder value.

As always, I want to thank our Board members for another year of outstanding service to the Company and its shareholders, and our shareholders for their confidence and support. I welcome your comments and look forward to seeing you at our Annual Meeting on July 19, 2007.

Sincerely,

Sherry Wilzig Izak
Chairman & CEO
June 8, 2007

The non-historical statements in this Annual Report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. Such risks and uncertainties are disclosed in the Company's 2006 Form 10-K filed with the Securities and Exchange Commission.